Exhibit 99.1

                Insight Communications Announces First
                         Quarter 2003 Results

    NEW YORK--(BUSINESS WIRE)--May 6, 2003--Insight Communications Company (Nasdaq:ICCI) today announced financial results for the three months ended March 31, 2003.
    Revenue for the three months ended March 31, 2003 totaled $215.0 million, an increase of 12% over the prior year, due primarily to customer gains in high-speed data and digital services and increased basic rates. Operating cash flow increased to $90.1 million for the three months ended March 31, 2003 from $77.6 million for the three months ended March 31, 2002, an increase of 16%. The operating cash flow reported for March 31, 2002 excludes a previously reported $4.1 million adjustment related to high-speed data charges, which, if included, would result in 10% operating cash flow growth. A reconciliation of operating cash flow to operating income appears below in the discussion of operating data results.
    During the quarter, the company concluded a swap with its partner, Comcast, trading its Griffin, GA system, serving approximately 11,800 customers, plus $25 million, for Comcast's systems in the Louisville ADI, serving approximately 23,400 customers. The company had previously managed the Louisville ADI systems under contract with Comcast. The financial results reported for the quarter reflect the transaction as of its closing date of February 28, 2003.
    "I'm excited to report that we have started the year with a strong showing in Revenue Generating Unit (RGU) growth across all of our services," said Michael S. Willner, Vice Chairman and Chief Executive Officer. "Each of our products - basic, digital, data, and telephone - posted solid gains this quarter, further evidence that customers find our robust product offering to be highly compelling."
    As of March 31, 2003, RGUs, representing the sum of basic, digital, high-speed data and telephone customers, as defined by the NCTA Standard Reporting Categories, totaled 1,870,000 compared to 1,689,900 as of March 31, 2002, representing an 11% growth rate. On a same-store basis, RGUs increased 10% after giving effect to the swap of the Griffin, GA system for the Louisville ADI systems.
    On a same-store basis, net RGU additions in the first quarter totaled 58,900. Of this total, 8,300 were basic additions, resulting in 1,308,700 basic customers as of March 31, 2003 and a penetration of 57% of homes passed. Net digital additions were 20,000, for a quarter-ending total of 355,400 digital customers and a penetration of 28% of digital homes passed. High-speed data net additions were 23,500 for the quarter, reaching a total of 168,300 high-speed data customers as of March 31, 2003 and a penetration of 8% of modem homes passed. Net telephone additions totaled 7,100, resulting in 37,700 telephone customers as of March 31, 2003 and a penetration of 7% of marketable, telephony-enabled homes.
    "On a same-store basis, net RGU additions were up 18% over the first quarter of 2002, while capital expenditures were down 19%. Indeed, net RGU additions were up 20% over the fourth quarter," said Kim D. Kelly, President and Chief Operating Officer. "These results highlight our key positive financial metrics - revenue growth from new products combined with significant reductions in capital spending. The upgraded infrastructure we've built is a platform for continuous revenue opportunity."
    First quarter average monthly revenue per basic customer totaled approximately $55.34, a $5.74 or 12% increase over the prior year quarter, driven by growth in new services and basic rate increases. New services caused substantial increases in average monthly revenue per basic customer, with average monthly digital revenue per basic customer up $0.95 or 24%, and average monthly high-speed data revenue per basic customer up $2.21 or 74% over the prior year's quarter. Basic rates increased $2.20 on average, up 7.0% over the prior year's quarter.
    Capital expenditures totaled $40.5 million for the three months ended March 31, 2003. Of the total, approximately 57% was for Customer Premise Equipment and 20% was for Upgrade/Rebuild costs as defined by the NCTA Standard Reporting Categories. For the three months ended March 31, 2003, capital expenditures per customer totaled approximately $30.98. As of March 31, 2003, including Illinois, an estimated 94% of Insight's customers were passed by upgraded network. Capital was funded through cash generated from operations as well as through bank borrowings.
    "This quarter we have, once again, shown solid revenue and cash flow growth, further proof that we continue to deliver on our promise to investors," said Dinesh C. Jain, Senior Vice President and Chief Financial Officer. "We reiterate our plan to be free cash flow positive for the second half of the year."
    Monthly operating cash flow margin per basic customer increased to 42% for the quarter ended March 31, 2003, up from 40% for the prior year's quarter.

    Operating data results

    Revenue increased $22.3 million or 12% to $215.0 million for the three months ended March 31, 2003 from $192.7 million for the three months ended March 31, 2002. The increase in revenue was primarily the result of gains in our high-speed data and digital services with revenue increases over the prior year's quarter of 74% and 24%. In addition, our basic cable service revenue increased 7% primarily due to basic rate increases.
    Average monthly revenue per basic customer, including management fee revenue and SourceSuite revenue, was $55.34 for the three months ended March 31, 2003, compared to $49.60 for the three months ended March 31, 2002 primarily reflecting the continued successful rollout of new product offerings in all markets. Average monthly revenue per basic customer for high-speed data and digital service increased to $10.13 for the three months ended March 31, 2003, up from $6.97 for the three months ended March 31, 2002.
    Programming and other operating costs increased $9.7 million or 14% to $79.9 million for the three months ended March 31, 2003, from $70.1 million for the three months ended March 31, 2002. The increase in programming and other operating costs was primarily the result of increased programming costs for our classic, digital and high-speed data services due to increased programming rates and customers served as well as additional programming added in our newly rebuilt systems. Programming costs increased 10% for the three months ended March 31, 2003 from the three months ended March 31, 2002.
    Selling, general and administrative expenses increased $4.2 million or 10% to $45.1 million for the three months ended March 31, 2003, from $40.9 million for the three months ended March 31, 2002. The increase in selling, general and administrative expenses was primarily the result of increased costs related to salaries and benefits due to increased headcount in our telephone and customer service groups. Additionally, the increase is related to a decrease in funds received for marketing support (recorded as a reduction to selling, general & administrative expenses) for the three months ended March 31, 2003 compared to the three months ended March 31, 2002.
    High-speed data service charges were incurred through February 28, 2002 as a result of payments made to At Home Corporation ("@Home"), the former provider of high-speed data services for all of our systems, except for those located in Ohio. On September 28, 2001, @Home filed for protection under Chapter 11 of the Bankruptcy Code. For the purpose of continuing service to existing customers and to resume the provisioning of service to new customers, we entered into an interim service arrangement that required us to pay $10.0 million to @Home to extend service for three months through February 28, 2002. As a result of this arrangement we incurred approximately $4.1 million in excess of our original agreed-to cost for such services rendered through February 28, 2002.
    Depreciation and amortization expense increased $6.6 million or 14% to $55.0 million for the three months ended March 31, 2003, from $48.4 million for the three months ended March 31, 2002. The increase in depreciation and amortization expense was primarily the result of additional capital expenditures through March 31, 2003 to support the continued rebuild of our Illinois systems and the rollout of new digital, high-speed data and telephone services to existing rebuilt systems.
    Operating Cash Flow (OCF) increased $12.5 million or 16% to $90.1 million for the three months ended March 31, 2003, from $77.6 million for the three months ended March 31, 2002. The increase is primarily due to increased basic, digital and high-speed data revenue, partially offset by increases in programming and other operating costs and selling, general and administrative costs. In addition, the increase in OCF is also attributable to the absence of high-speed data service charges to @Home for the three months ended March 31, 2003 that were previously included in the adjustments to OCF during the three months ended March 31, 2002. The following is a reconciliation of operating income to OCF:


                                                  Three months ended
                                                       March 31,
                                                      2003       2002
                                                 ---------------------
                                                    (in thousands)
Operating income                                  $ 35,089    $29,185
Adjustment(1):
   Depreciation and amortization                    54,994     48,444
                                                 ---------------------

Operating Cash Flow                               $ 90,083    $77,629
                                                 =====================


(1) The adjustment to OCF excludes high-speed data charges of $4.1 million for the three months ended March 31, 2002 that were included in previous reports filed by us.


    Interest expense remained relatively flat for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. Interest expense decreased $489,000 or 1% primarily as a result of lower interest rates, which averaged 7.79% for the three months ended March 31, 2003, versus 7.88% for the three months ended March 31, 2002. Partially offsetting this decrease was higher outstanding debt, which averaged $2.60 billion for the three months ended March 31, 2003, versus $2.56 billion for the three months ended March 31, 2002.
    For the three months ended March 31, 2003, net income was $4.3 million.
    Insight Communications (NASDAQ:ICCI) is the 9th largest cable operator in the United States, serving approximately 1.4 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed data and the recent deployment of voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include competition, increasing programming costs, changes in laws and regulations, our substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K, as amended, for the year ended December 31, 2002. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.



                 INSIGHT COMMUNICATIONS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                                 March      December
                                                   31,         31,
                                                  2003        2002
                                               ----------- -----------
                                                unaudited
Assets
Cash and cash equivalents                      $   91,028  $   74,850
Investments                                         4,387       3,666
Trade accounts receivable, net of allowance for
 doubtful accounts of $1,294 and $1,296 as of
 March 31, 2003 and December 31, 2002              22,871      25,725
Launch funds receivable                             1,520       5,197
Prepaid expenses and other assets                  21,241      16,177
                                               ----------- -----------
 Total current assets                             141,047     125,615

Fixed assets, net                               1,231,260   1,220,251
Goodwill                                           72,430      72,965
Franchise costs                                 2,361,882   2,331,282
Deferred financing costs, net of accumulated
 amortization of $10,167 and $9,030 as of March
 31, 2003 and December 31, 2002                    32,161      33,298
Other non-current assets                            5,467       5,651
                                               ----------- -----------
 Total assets                                  $3,844,247  $3,789,062
                                               =========== ===========

Liabilities and stockholders' equity
Accounts payable                               $   21,429  $   47,220
Accrued expenses and other liabilities             22,165      23,035
Accrued property taxes                             18,743      14,428
Accrued programming costs                          49,535      34,922
Deferred revenue                                    4,984       4,132
Interest payable                                   46,524      24,685
Debt - current portion                             25,417       5,000
Preferred interest distribution payable             1,750       5,250
                                               ----------- -----------
 Total current liabilities                        190,547     158,672

Deferred revenue                                    6,022       6,533
Debt                                            2,591,406   2,576,004
Other non-current liabilities                      46,181      53,085

Minority interest                                 225,741     224,803
Preferred interests                               193,470     191,820

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of March 31, 2003 and December
 31, 2002                                               -           -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,740,501 and 50,704,390 shares issued and
  outstanding as of March 31, 2003 and December
  31, 2002                                            508         507
 Class B - 100,000,000 shares authorized;
  9,354,468 and 9,354,468 shares issued and
  outstanding as of March 31, 2003 and December
  31, 2002                                             93          93
Additional paid-in-capital                        825,229     829,873
Accumulated deficit                              (233,695)   (237,956)
Deferred stock compensation                        (5,629)     (5,882)
Accumulated other comprehensive income (loss)       4,374      (8,490)
                                               ----------- -----------
 Total stockholders' equity                       590,880     578,145
                                               ----------- -----------
 Total liabilities and stockholders' equity    $3,844,247  $3,789,062
                                               =========== ===========

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.



                 INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
               (in thousands, except per share amounts)

                                                   Three months ended
                                                        March 31,
                                                       2003      2002
                                                   --------- ---------

Revenue                                            $215,045  $192,745

Operating costs and expenses:
 Programming and other operating costs               79,868    70,120
 Selling, general and administrative                 45,094    40,880
 High-speed data charges                                  -     4,116
 Depreciation and amortization                       54,994    48,444
                                                   --------- ---------
Total operating costs and expenses                  179,956   163,560
                                                   --------- ---------

Operating income                                     35,089    29,185

Other income (expense):
 Gain on cable system exchange                       26,992         -
 Interest expense                                   (51,446)  (51,935)
 Interest income                                        234       897
 Other                                                   (5)        3
                                                   --------- ---------
Total other expense, net                            (24,225)  (51,035)

Income (loss) before minority interest, investment
 activity and income taxes                           10,864   (21,850)
Minority interest income (expense)                   (6,478)    9,926
Impairment write-down of investments                      -      (205)
                                                   --------- ---------

Income (loss) before income taxes                     4,386   (12,129)
Provision for income taxes                             (125)     (125)
                                                   --------- ---------

Net income (loss)                                     4,261   (12,254)
Accrual of preferred interests                       (5,150)   (4,955)
                                                   --------- ---------
Net loss applicable to common stockholders         $   (889) $(17,209)
                                                   ========= =========

Basic and diluted loss per share attributable to
 common stockholders                               $   (.01) $   (.29)
Basic and diluted weighted-average shares
 outstanding                                         60,077    60,253

Certain prior period amounts have been reclassified to conform to the current period presentation.




                 INSIGHT COMMUNICATIONS COMPANY, INC.
                       SUPPLEMENTAL INFORMATION
                              (unaudited)
                            (in thousands)

                                                  Three months ended
                                                       March 31,
                                                      2003       2002
                                                 ---------- ----------
Insight Consolidated
------------------------------------------------
   Revenues                                       $215,045   $192,745
   System Cash Flow (1)                             94,770     81,845
   System Cash Flow Margin                            44.1%      42.5%
   Corporate Overhead                               (5,345)    (4,851)
   Management Fee Income                               658        635
   Operating Cash Flow (1)                          90,083     77,629
   Operating Cash Flow Margin                         41.9%      40.3%
   Capital Expenditures                             40,545     50,348
   Total Debt, including Preferred Interests     2,810,293  2,767,161

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------------------
  Operating income                                $ 35,089   $ 29,185
       Adjustment:
           Depreciation and amortization            54,994     48,444
                                                 ---------- ----------
  Operating Cash Flow(1)                          $ 90,083   $ 77,629
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                         5,345      4,851
          Management Fee Income                       (658)      (635)
                                                 ---------- ----------
  System Cash Flow (1)                            $ 94,770   $ 81,845
                                                 ========== ==========


Insight Ohio
------------------------------------------------
   Revenues                                       $ 16,791   $ 15,040
   System Cash Flow (1)                              6,979      6,371
   System Cash Flow Margin                            41.6%      42.4%
   Management Fee Expense                             (502)      (439)
   Operating Cash Flow (1)                           6,477      5,932
   Operating Cash Flow Margin                         38.6%      39.4%
   Capital Expenditures                              2,255      4,784
   Total Debt, including Preferred Interests       217,220    212,168

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------------------
  Operating income                                $  1,724   $  2,252
       Adjustment:
           Depreciation and amortization             4,753      3,680
                                                 ---------- ----------
  Operating Cash Flow(1)                          $  6,477   $  5,932
                                                 ---------- ----------
       Adjustment:
          Management Fee Expense                       502        439
                                                 ---------- ----------
  System Cash Flow (1)                            $  6,979   $  6,371
                                                 ========== ==========

(1) Operating cash flow ("OCF") represents operating income before depreciation and amortization. The adjustment to OCF for Insight Consolidated excludes high-speed data charges of $4.1 million for the three months ended March 31, 2002 that were included in previous reports filed by us. System cash flow represents OCF excluding management fees and, for Insight Consolidated, corporate overhead.

Certain prior period amounts have been reclassified to conform to the current period presentation.





                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
       (in thousands, except per customer and penetration data)



                                            Q1        Q4        Q1
INSIGHT CONSOLIDATED                       2003(1)   2002      2002
-------------------------------------------------- --------- ---------

Customer Relationships                    1,334.3   1,309.6   1,315.0

Basic Cable
-----------------------------------------
  Homes Passed                            2,296.4   2,262.5   2,231.8
  Basic Cable Customers                   1,308.7   1,288.8   1,302.0
  Basic Cable Penetration                    57.0%     57.0%     58.3%

  Total Average Monthly Revenue per
   Customer                              $  55.34  $  54.92  $  49.60

   Cable Revenue                         $160,548  $158,771  $153,322
   Average Monthly Cable Revenue per
    Customer                                41.32     41.06     39.45

High-Speed Data
-----------------------------------------
  "Modem Ready" Homes Passed              2,096.7   1,996.5   1,845.6
    Modem Customers                         168.3     144.8      94.5
  "Modem Ready" Penetration                   8.0%      7.3%      5.1%

  Modem Revenue                          $ 20,262  $ 17,748  $ 11,652
  Average Monthly Modem Revenue per
   Customer                                  5.21      4.59      3.00
  Average Monthly Modem Revenue per Modem
   Customer                                 43.17     43.92     42.56

Digital Cable
-----------------------------------------
  Digital Universe                        1,259.0   1,235.8   1,179.6
  Digital Customers                         355.4     334.7     282.5
  Digital Cable Penetration                  28.2%     27.1%     23.9%

  Digital Revenue                        $ 19,132  $ 17,676  $ 15,431
  Average Monthly Digital Revenue per
   Customer                                  4.92      4.57      3.97
  Average Monthly Digital Revenue per
   Digital Customer                         18.59     18.08     19.04

Telephone
-----------------------------------------
  Telephone Universe (marketable homes)     559.4     439.8     248.7
  Telephone Customers                        37.7      30.6      10.9
  Telephone Penetration (to marketable
   homes)                                     6.7%      7.0%      4.4%

  Telephone Revenue                      $  2,568  $  2,600  $    809
  Average Monthly Telephone Revenue per
   Customer                                  0.66      0.67      0.21

Advertising Revenue
-----------------------------------------
  Advertising Revenue                    $ 12,535  $ 15,584  $ 11,531
  Average Monthly Advertising Revenue per
   Customer                                  3.23      4.03      2.97

(1) 2003 customer data includes the effects of the swap of our Griffin, GA system for the managed New Albany, IN and Shelbyville, KY systems.

Certain prior period amounts have been reclassified to conform to the current period presentation.

Note: All "per customer" figures reflect revenue per Basic Cable
Customers.




                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
       (in thousands, except per customer and penetration data)

                                              Q1       Q4       Q1
INSIGHT OHIO                                 2003     2002     2002
---------------------------------------------------- -------- --------

Customer Relationships                         89.8     90.3     88.7

Basic Cable
--------------------------------------------
  Homes Passed                                200.7    198.7    192.3
  Basic Cable Customers                        87.2     88.1     87.5
  Basic Cable Penetration                      43.4%    44.3%    45.5%

  Total Average Monthly Revenue per
   Customer                                 $ 63.85  $ 62.76  $ 57.76

   Cable Revenue                            $11,388  $11,441  $11,185
   Average Monthly Cable Revenue per
    Customer                                  43.30    43.39    42.96

High-Speed Data
--------------------------------------------
  "Modem Ready" Homes Passed                  185.5    183.0    169.7
    Modem Customers                            19.6     18.6     14.1
  "Modem Ready" Penetration                    10.6%    10.2%     8.3%

  Modem Revenue                             $ 2,544  $ 2,380  $ 1,594
  Average Monthly Modem Revenue per Customer 9.67 9.03 6.12 Average Monthly Modem Revenue per Modem
   Customer                                   44.39    44.47    41.55

Digital Cable
--------------------------------------------
  Digital Universe                             81.1     81.7     76.8
  Digital Customers                            29.8     29.4     26.0
  Digital Cable Penetration                    36.8%    36.0%    33.9%

  Digital Revenue                           $ 1,546  $ 1,398  $ 1,190
  Average Monthly Digital Revenue per
   Customer                                    5.88     5.30     4.57
  Average Monthly Digital Revenue per
   Digital Customer                           17.41    16.30    16.32

Telephone
--------------------------------------------
  Telephone Universe (marketable homes)        93.3     65.5        -
  Telephone Customers                           1.9      1.5        -
  Telephone Penetration (to marketable
   homes)                                                           -

  Telephone Revenue                            $125     $122        -
  Average Monthly Telephone Revenue per
   Customer                                    0.48     0.46        -

Advertising Revenue
--------------------------------------------
  Advertising Revenue                       $ 1,188  $ 1,208  $ 1,071
  Average Monthly Advertising Revenue per
   Customer                                    4.52     4.58     4.11

Certain prior period amounts have been reclassified to conform to the current period presentation.

Note: All "per customer" figures reflect revenue per Basic Cable
Customers.




                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                            (in thousands)




                                            --------------------------
                                            Q1 2003  2003 FY  2002 FY
Insight Consolidated                         Actual Guidance  Actual
----------------------------------------------------------------------
Customer Premise Equipment                  $23,192 $122,509 $106,060
Scaleable Infrastructure                      2,998   16,775   32,019
Line Extensions                               2,810   23,454   29,446
Upgrade/Rebuild                               8,128   36,265   87,735
Support Capital                               3,417   20,974   27,744
                                            --------------------------
Total Insight Consolidated                  $40,545 $219,977 $283,004
                                            --------------------------




                                            --------------------------
                                            Q1 2003  2003 FY  2002 FY
Insight Ohio                                 Actual Guidance  Actual
----------------------------------------------------------------------
Customer Premise Equipment                   $1,472   $9,963  $13,600
Scaleable Infrastructure                        201    1,625    4,698
Line Extensions                                (292)   2,330    3,264
Upgrade/Rebuild                                 637    1,353    9,937
Support Capital                                 237    1,467    2,163
                                            --------------------------
Total Insight Ohio                           $2,255  $16,738  $33,662
                                            --------------------------



    CONTACT: Insight Communications Company
             Dinesh C. Jain, 917/286-2300